Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i)(a) our report dated March 9, 2012 with respect to the consolidated financial statements and schedule included in the Annual Report of Independence Realty Trust, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011 and (b) our report dated January 4, 2012 with respect to the statements of revenue and certain expenses of a property referred to as Centrepoint Apartments both of which are incorporated by reference in this Registration Statement and Prospectus and (ii) our report dated April 7, 2011 with respect to the combining statements of revenues and certain expenses of the properties referred to as Crestmont Apartments, Cumberland Glen Apartments, Copper Mill Apartments, Heritage Trace Apartments, Belle Creek Apartments and Tresa at Arrowhead included in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports incorporated by reference or included in this Registration Statement and Prospectus and to the use of our name under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 16, 2012